Exhibit 10.38

January 1, 2014

DevFactory FZ-LLC

705-706 Al Thuraya Tower No. 01

Seventh Floor

Dubai Media City

P.O. Box 502092, Dubai, 43659

UNITED ARAB EMIRATES

Re: Letter Agreement Regarding Amended and Restated Technology Services Agreement (“Letter Agreement”)

Reference is made to that certain Technology Services Agreement, dated as of January 19, 2012, and amended by that certain Amendment #1 dated as of January 26, 2012 (as amended, the “Original Services Agreement”), by and between Upland Software, Inc. (the “Upland”) and DevFactory FZ- LLC (the “DevFactory”), which was further amended and restated in its entirety by that certain Amended and Restated Technology Services Agreement (the “Restated Services Agreement”), dated as of the date hereof, by and between Upland and DevFactory. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restated Services Agreement. Upland and DevFactory agree as follows:

1. In the event that Upland does not consummate its first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (an “IPO”) on or prior to the date that is the first anniversary of the date hereof (the “IPO Deadline”), then DevFactory may elect, on or prior to the date that is sixty (60) days after the IPO Deadline, in exchange for and subject to receipt of the purchase price described below, to cause (i) the Restated Services Agreement to automatically and without any further action on the part of any party thereto, be amended and restated to match the terms of the Original Services Agreement, and (ii) Upland shall pay in arrears to DevFactory, any amounts that would have been due and payable to DevFactory under the Original Services Agreement as if the Restated Agreement had never been effective. The purchase price for the foregoing election shall be 11,000,000 shares of Common Stock of Upland (the “Shares”). In order to effect the foregoing election, DevFactory shall provide Upland written notice of such election on or prior to the date that is sixty (60) days after the IPO Deadline together with the original stock certificate representing the Shares endorsed in favor of the Company.

2. The validity of this Letter Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Letter Agreement, shall be governed by the laws of the state of Texas without reference to its choice of law provisions.

3. The Restated Services Agreement (and any exhibits thereto and any written instruments or notices delivered in connection therewith), the Stock Purchase Agreement and this Letter Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subject matter thereof.

4. This Letter Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument. Signatures transmitted via facsimile shall be deemed originals for purposes of this Letter Agreement.

Very truly yours,

UPLAND SOFTWARE, INC.

By:	/S/ JOHN T. MCDONALD
	Name:	John T. McDonald
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED: DEVFACTORY FZ-LLC

By:	/S/ RAHUL SUBRAMANIAM
	Name:	Rahul Subramaniam
	Title:	CEO

[DEVFACTORY LETTER AGREEMENT SIGNATURE PAGE]